Exhibit 99.1

Skyline Bankshares, Inc. Announces Fourth Quarter 2024 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, February 6, 2025 (Globe Newswire) -- Skyline Bankshares, Inc. (the “Company”) (OTC QX: SLBK) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the fourth quarter of 2024.

As previously announced, the Company acquired Johnson County Bank (“JCB”) on September 1, 2024, with the Company as the surviving corporation. For accounting purposes, the Company is considered the acquiror and JCB is considered the acquiree in the transaction. As such, all information contained herein as of and for periods prior to September 1, 2024 reflects the operations of the Company prior to the merger.

The Company recorded net income of $2.5 million, or $0.45 per share, for the quarter ended December 31, 2024, compared to net income of $1.1 million, or $0.19 per share, for the third quarter of 2024 and net income of $2.2 million, or $0.39 per share, for the same period in 2023. For the year ended December 31, 2024, net income was $7.4 million, or $1.34 per share, compared to net income of $9.7 million, or $1.74 per share, for the year ended December 31, 2023. Fourth quarter 2024 earnings represented an annualized return on average assets (“ROAA”) of 0.82% and an annualized return on average equity (“ROAE”) of 11.23%, compared to 0.83% and 11.05%, respectively, for the same period last year. Excluding nonrecurring merger-related expenses of $923 thousand relating to the acquisition of Johnson County Bank, net income would have been $3.2 million, or $0.58 per share, for the fourth quarter of 2024. This would represent an annualized ROAA and ROAE of 1.06% and 14.54%, respectively, for the fourth quarter of 2024.

President and CEO Blake Edwards stated, “The fourth quarter of 2024 was marked by many notable accomplishments. Earnings were strong, especially when adjusted for direct merger-related costs, with an adjusted annualized ROAA of 1.06%. During the quarter our core loan growth was $31.4 million, which is an annualized rate of 13.13%. Our net interest income increased in both the three-month and twelve-month periods ended December 31, 2024, while our net interest margin increased to 4.10% for the quarter ended December 31, 2024, compared to 3.78% for the quarter ended September 30, 2024. Net income also increased from the third to the fourth quarter when adjusted for nonrecurring, merger-related costs.”

Edwards continued, “We continued the integration of Johnson County Bank during the fourth quarter of 2024 with the core data systems conversion completed in November. Our experienced team worked tirelessly to make this transition as seamless as possible for the Johnson County employees and customers alike. This is an exciting chapter in the history of our bank, and we are excited to bring our commitment to excellence and dedication to the businesses and people of Johnson County, Tennessee. We look forward to creating a positive impact in Tennessee while continuing to offer an unmatched customer experience in our existing markets. I believe we remain well positioned for growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●

In connection with the acquisition of JCB, effective September 1, 2024, the Company acquired $154.1 million in assets at fair value, including $87.2 million in loans. The Company also assumed $133.8 million of liabilities at fair value, including $125.3 million of total deposits with a core deposit intangible asset recorded of $3.4 million, and goodwill of $4.6 million.

●	Net income was $2.5 million, or $0.45 per share, in the fourth quarter of 2024, compared to $2.2 million, or $0.39 per share, in the fourth quarter of 2023.
●	Net interest margin (“NIM”) was 4.10% for the fourth quarter of 2024, compared to 3.78% in the third quarter of 2024, and 3.69% in the fourth quarter of 2023.
●	Total assets increased $171.8 million, or 16.42%, to $1.22 billion at December 31, 2024 from $1.05 billion at December 31, 2023.
●

Net loans were $976.4 million at December 31, 2024, an increase of $165.5 million, or 20.40%, when compared to $811.0 million at December 31, 2023. Excluding the $87.2 million in loans acquired as part of the JCB merger, gross loans increased by $79.6 million, or 9.73%, for the year 2024.

●

Total deposits were $1.09 billion at December 31, 2024, an increase of $163.5 million, or 17.60%, from $928.7 million at December 31, 2023. Excluding the $125.3 million of total deposits acquired as part of the JCB merger, total deposits increased by $38.2 million, or 4.11%, during the year 2024.

●

During the quarter, the Company incurred $923 thousand in merger-related expenses related to the acquisition of JCB. Excluding these merger-related expenses, net income would have been $3.2 million, or $0.58 per share, for the fourth quarter of 2024.

Fourth Quarter and Year Ended December 31, 2024 Income Statement Review

Net interest income after provision for credit losses in the fourth quarter of 2024 was $11.4 million compared to $8.9 million in the fourth quarter of 2023. Total interest income was $15.4 million in the fourth quarter of 2024, representing an increase of $3.7 million, or 31.67%, in comparison to the fourth quarter of 2023. Interest income on loans increased in the quarterly comparison by $3.7 million, primarily due to organic loan growth, and the addition of loan balances from the JCB acquisition which added approximately $87.2 million. Management anticipates this loan growth will continue to have a positive impact on both earning assets and loan yields. Interest expense on deposits increased by $1.2 million in the quarterly comparison as a result of rate increases on deposit offerings, and the additional interest-bearing deposits from the JCB acquisition. Management anticipates interest expense on deposits could increase in the near term as competitive pressures for deposits may result in continued increases in rates on deposit offerings, especially on time deposits. Interest on borrowings decreased by $121 thousand in the quarterly comparison.

For the year ended December 31, 2024, net interest income after provision for (recovery of) credit losses was $38.4 million compared to $35.6 million for the year ended December 31, 2023. Interest income increased by $10.2 million, primarily due to an increase of $10.1 million in interest income on loans. Interest expense on deposits increased by $6.0 million for the year ended December 31, 2024 compared to the same period last year. As previously discussed, this is a reflection of the increased competitive pressures for deposits as well as the additional interest-bearing deposits from the JCB acquisition. Interest on borrowings increased by $266 thousand in the year-over-year comparison, due to short-term borrowings to help fund loan growth.

Fourth quarter 2024 noninterest income was $2.1 million compared with $1.8 million in the fourth quarter of 2023. Service charges and fees increased by $263 thousand in the quarterly comparison.

For the year ended December 31, 2024 and 2023, noninterest income was $7.3 million and $7.0 million, respectively. Included in noninterest income for the year 2024 was $221 thousand from life insurance contracts and a net realized security loss of $141 thousand. The net security loss resulted from the recognition of unamortized premiums on a called bond. Included in noninterest income for the year 2023 was income of $129 thousand related to loan hedge fees from a correspondent bank that was recorded in other income, a $197 thousand gain on a sale leaseback, $69 thousand from life insurance contracts and security losses of $16 thousand. Excluding these items noninterest income increased by $614 thousand in the year-over-year comparison, primarily as a result on an increase in service charges and fees of $502 thousand and an increase of $22 thousand in mortgage origination fees.

Noninterest expense in the fourth quarter of 2024 was $10.3 million compared with $7.9 million in the fourth quarter of 2023, an increase of $2.4 million, or 30.22%. Salary and benefit costs increased by $489 thousand due to the increase in employees resulting from the JCB acquisition, combined with routine personnel additions and salary adjustments, as well as increased benefit costs. Occupancy and equipment expenses increased $134 thousand and data processing increased by $330 thousand in the quarterly comparisons primarily due to branch expansion costs and the costs associated with running two core processing systems before the core conversion for Johnson County Bank occurred. Also included in noninterest expense in the fourth quarter of 2024 was $923 thousand in merger-related expenses related to the acquisition of Johnson County Bank.

For the year ended December 31, 2024, total noninterest expenses increased by $5.7 million compared to the same period in 2023, primarily due to employee costs and branch costs discussed above. Salary and benefit cost increased by $1.1 million. Occupancy and equipment expenses increased by $604 thousand, and data processing increased by $788 thousand in the year-over-year comparison. Merger-related expenses related to the acquisition of Johnson County Bank were $2.4 million for the year ended December 31, 2024.

Net income before taxes increased by $364 thousand in the quarterly comparison causing an increase in income tax expense of $16 thousand. In the year-over-year comparison, net income before taxes decreased by $2.7 million, resulting in a decrease in income tax expense of $443 thousand.

Balance Sheet Review

Total assets increased in the fourth quarter of 2024 by $11.1 million, or 0.92%, to $1.22 billion at December 31, 2024 from $1.21 billion at September 30, 2024, and increased by $171.8 million, or 16.42%, from $1.05 billion at December 31, 2023. Total loans increased during the fourth quarter by $31.3 million, or 3.29%, to $984.5 million at December 31, 2024 from $953.1 million at September 30, 2024, and increased by $166.8 million, or 20.39%, compared to $817.7 million at December 31, 2023. Core loan growth was $31.4 million during the fourth quarter of 2024, which is an annualized rate of 13.13%.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.26% at December 31, 2024 compared to 0.21% at December 31, 2023. The allowance for credit losses remained comparable at approximately 0.82% of total loans as of December 31, 2024 and December 31, 2023, respectively.

Investment securities decreased by $5.6 million during the fourth quarter to $118.3 million at December 31, 2024 from $123.9 million at September 30, 2024, and decreased by $9.1 million from $127.4 million at December 31, 2023. The decrease in the fourth quarter of 2024 was the result of $1.5 million in paydowns, and an increase in unrealized losses of $4.1 million because of the changes in interest rates during the quarter.

Total deposits increased in the fourth quarter of 2024 by $6.3 million, or 0.58%, to $1.09 billion at December 31, 2024 from $1.09 billion at September 30, 2024, and increased $163.5 million, or 17.60%, compared to $928.7 million at December 31, 2023. Noninterest bearing deposits decreased by $2.4 million and interest-bearing deposits increased by $8.7 million during the quarter. Lower cost interest bearing deposits increased by $8.0 million during the quarter, and time deposits increased by $689 thousand. Excluding the $125.3 million of total deposits acquired as part of the JCB merger, total deposits increased by $38.2 million, or 4.11%, during the year 2024.

Total stockholders’ equity increased by $45 thousand, or 0.05%, to $88.7 million at December 31, 2024, from $88.6 million three months earlier, and increased $5.8 million, or 6.98%, from $82.9 million at December 31, 2023. The change during the quarter was due to earnings of $2.5 million offset by $2.7 million in other comprehensive losses.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to: changes in interest rates; general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; disruptions to customer and employee relationships and business operations caused by the Johnson County Bank acquisition; the ability to implement integration plans associated with the acquisition, which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the acquisition within the expected timeframe, or at all; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2023 and the Company’s most recently filed Quarterly Report on Form 10-Q. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending December 31, 2024)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

December 31, 2024; September 30, 2024; December 31, 2023

	December 31,	September 30,	December 31,
(dollars in thousands except share amounts)	2024	2024	2023
	(Unaudited)	(Unaudited)	(Audited)
Assets
Cash and due from banks	$17,889	$27,862	$16,811
Interest-bearing deposits with banks	1,562	6,766	4,808
Federal funds sold	-	536	474
Investment securities available for sale	118,287	123,906	127,389
Restricted equity securities	4,034	4,235	3,338
Loans	984,459	953,122	817,704
Allowance for credit losses	(8,027)	(7,787)	(6,739)
Net loans	976,432	945,335	810,965
Cash value of life insurance	26,743	26,558	22,909
Other real estate owned	140	140	-
Properties and equipment, net	34,663	33,741	31,183
Accrued interest receivable	4,013	3,810	3,463
Core deposit intangible	3,815	4,031	917
Goodwill	7,900	7,900	3,257
Deferred tax assets, net	5,593	5,125	5,046
Other assets	16,528	16,555	15,283
Total assets	$1,217,599	$1,206,500	$1,045,843

Liabilities
Deposits
Noninterest-bearing	$337,918	$340,340	$305,115
Interest-bearing	754,285	745,567	623,627
Total deposits	1,092,203	1,085,907	928,742

Borrowings	29,254	25,000	27,500
Accrued interest payable	950	979	531
Other liabilities	6,524	5,991	6,188
Total liabilities	1,128,931	1,117,877	962,961

Stockholders’ Equity
Common stock and surplus	33,507	33,283	33,356
Retained earnings	73,714	71,212	68,866
Accumulated other comprehensive loss	(18,553)	(15,872)	(19,340)
Total stockholders’ equity	88,668	88,623	82,882
Total liabilities and stockholders’ equity	$1,217,599	$1,206,500	$1,045,843
Book value per share	$15.69	$15.72	$14.84
Tangible book value per share(1)	$13.62	$13.60	$14.09

Asset Quality Indicators
Nonperforming assets to total assets	0.22%	0.15%	0.17%
Nonperforming loans to total loans	0.26%	0.18%	0.21%
Allowance for credit losses to total loans	0.82%	0.82%	0.82%
Allowance for credit losses to nonperforming loans	313.19%	453.00%	389.31%

(1) Tangible book value is a Non-GAAP financial measure defined as stockholders’ equity less goodwill and other intangible assets, divided by shares outstanding, that the Company believes is a meaningful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(dollars in thousands except share amounts)	2024	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest income
Loans and fees on loans	$14,541	$12,759	$10,843	$49,974	$39,877
Interest-bearing deposits in banks	92	150	68	390	279
Federal funds sold	4	25	3	37	29
Interest on securities	692	737	743	2,871	3,024
Dividends	109	41	68	264	156
	15,438	13,712	11,725	53,536	43,365
Interest expense
Deposits	3,601	3,407	2,360	12,650	6,617
Interest on borrowings	268	374	389	1,416	1,150
	3,869	3,781	2,749	14,066	7,767
Net interest income	11,569	9,931	8,976	39,470	35,598

Provision for (Recovery of) credit losses	214	738	69	1,116	(50)
Net interest income after provision for (recovery of) credit losses	11,355	9,193	8,907	38,354	35,648

Noninterest income
Service charges on deposit accounts	624	598	580	2,317	2,186
Other service charges and fees	1,146	940	927	3,844	3,473
Net realized losses on securities	-	-	-	(141)	(16)
Mortgage origination fees	68	108	66	277	255
Increase in cash value of life insurance	185	161	138	643	576
Life insurance income	-	-	-	221	69
Other income	42	44	48	124	427
	2,065	1,851	1,759	7,285	6,970
Noninterest expenses
Salaries and employee benefits	4,576	4,525	4,087	17,770	16,704
Occupancy and equipment	1,445	1,387	1,311	5,636	5,032
Data processing expense	940	744	610	3,019	2,231
FDIC Assessments	279	153	143	720	588
Advertising	252	256	219	965	768
Bank franchise tax	136	132	61	466	376
Director fees	148	52	150	326	349
Professional fees	276	188	194	856	722
Telephone expense	120	117	155	473	556
Core deposit intangible amortization	216	107	80	482	369
Merger-related expenses	923	1,143	-	2,423	-
Other expense	987	821	898	3,145	2,847
	10,298	9,625	7,908	36,281	30,542
Net income before income taxes	3,122	1,419	2,758	9,358	12,076

Income tax expense	619	362	603	1,933	2,376
Net income	$2,503	$1,057	$2,155	$7,425	$9,700

Net income per share	$0.45	$0.19	$0.39	$1.34	$1.74
Weighted average shares outstanding	5,557,156	5,553,579	5,561,075	5,557,210	5,579,654
Dividends declared per share	$0.00	$0.23	$0.00	$0.46	$0.42

Skyline Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and understanding the Company’s financial condition, capital position and financial results. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. The non-GAAP financial measure presented in this document includes tangible book value per share, and the following items adjusted for merger-related expenses: return on average assets, return on average equity, and net income per share. For periods that are shorter than twelve months, the Company annualizes net income for the return on average assets and the return on average equity. The following tables present calculations underlying non-GAAP financial measures.

	December 31,	September 30,	December 31,
(dollars in thousands except share amounts)	2024	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)
Tangible Common Equity
Total stockholders’ equity (GAAP)	$88,668	$88,623	$82,882
Less: Goodwill	(7,900)	(7,900)	(3,257)
Less: Core deposit intangible	(3,815)	(4,031)	(917)
Tangible common equity (non-GAAP)	$76,953	$76,692	$78,708
Common stock shares outstanding	5,651,704	5,639,204	5,584,204
Tangible book value per share	$13.62	$13.60	$14.09

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(dollars in thousands except share amounts)	2024	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Annualized Net Income
Net income (GAAP)	$2,503	$1,057	$2,155	$7,425	$9,700
Add: Items not annualized
Merger-related expenses	923	1,143	-	2,423	-
Tax effect of merger-related expenses	(184)	(212)	-	(407)	-
Total non-annualized items	739	931	-	2,016	-
Adjusted net income	$3,242	$1,988	$2,155	$9,441	$9,700

Adjusted net income, annualized for ratio calculation (non-GAAP)	$12,898	$7,909	$8,550	$9,441	$9,700

Net income, annualized for ratio calculation	$9,958	$4,205	$8,550	$7,425	$9,700

Average total assets	$1,213,167	$1,123,844	$1,032,307	$1,109,465	$1,012,827
Average total equity	$88,684	$87,292	$77,352	$85,460	$76,598
Weighted average shares outstanding	5,557,156	5,553,579	5,561,075	5,557,210	5,579,654

Return on average assets (GAAP)	0.82%	0.37%	0.83%	0.67%	0.96%
Adjusted return on average assets (non-GAAP)	1.06%	0.70%	0.83%	0.85%	0.96%

Return on average equity (GAAP)	11.23%	4.82%	11.05%	8.69%	12.66%
Adjusted return on average equity (non-GAAP)	14.54%	9.06%	11.05%	11.05%	12.66%

Net income per share	$0.45	$0.19	$0.39	$1.34	$1.74
Adjusted net income per share	$0.58	$0.36	$0.39	$1.70	$1.74